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                                                                 EXHIBIT (c)(16)

                                 NovaCare, Inc.
                             1016 West Ninth Avenue
                      King of Prussia, Pennsylvania 19406



                               September 8, 1999

NovaCare Employee Services, Inc.
2621 Van Buren Avenue
Norristown, Pennsylvania 19403
Attention: President

     Re: Reimbursement of Break-Up Fee and Break-Up Expenses
         ----------------------------------------------------

Dear Sirs:

     Reference is made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 8, 1999 to be entered into by and among Plato Holdings, Inc., a Delaware corporation ("Parent"), New Plato Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and NovaCare Employee Services, Inc., a Delaware corporation ("NCES").

     Pursuant to Section 7.2 of the Merger Agreement, NCES will agree to pay Parent a fee equal to $4,500,000 (the "Break-up Fee") in the event that, among other things, the Merger Agreement is terminated by Parent or Sub pursuant to Sections 7.1(d)(i)(D), 7.1(d)(iii), 7.1(d)(iv) or 7.1(d)(vii). In addition, NCES has agreed to pay Parent all of Parent's and Sub's reasonable out-of-pocket expenses and fees (the "Break-up Expenses") if the Merger Agreement is terminated by Parent or Sub pursuant to Section 7.1(d)(v) of the Merger Agreement.

     Both NovaCare and NCES recognize that if the Merger Agreement is terminated pursuant to Sections 7.1(d)(i)(D), 7.1(d)(iii), 7.1(d)(iv), 7.1(d)(v) or
7.1(d)(vii) it will be as a result of NovaCare's failure to satisfy certain conditions precedent to the closing of the transactions contemplated by the Merger Agreement, and therefore, would create liability on the part of NCES. In order to induce NCES to enter into the Merger Agreement, NovaCare hereby agrees to pay, or to reimburse NCES for, any Break-up Fee or Break-up Expenses incurred by NCES as a result of any termination of the Merger Agreement by Parent or Sub pursuant to Sections 7.1(d)(i)(D), 7.1(d)(iii), 7.1(d)(iv), 7.1(d)(v) or
7.1(d)(vii).

               *                   *                   *

                                   Very truly yours,

                                   NOVACARE, INC.

                                   By  /s/ Timothy E. Foster
                                       ---------------------------
                                           Timothy E. Foster